electroCore Provides Business Update and Select Financial Guidance

BASKING RIDGE, N.J., July 14, 2020 -- electroCore, Inc. (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today provided an operating and business update as well as select unaudited financial guidance for the second quarter and full year 2020.

“During the second quarter, the COVID-19 pandemic continued to impair business operations around the world, and as a result like many companies, we both anticipated and experienced some impact to our performance,” stated Dan Goldberger, Chief Executive Officer of electroCore. “While our overall revenues were up sequentially and achieved our guidance of being in excess of $700,000 in the quarter, paid months of therapy shipped to both the VA/DoD and outside the U.S. (OUS) channels were down modestly on a sequential basis as providers pivoted to help fight the pandemic, patient and provider appointments were cancelled, and travel and other restrictions were implemented. However, temporary softness in these channels was in part offset by replenishment orders from our specialty pharmacy partner. Additionally, the pandemic has presented us with an opportunity to explore the potential utility of non-invasive nerve stimulation technology in treating respiratory symptoms related to COVID-19. Taken together, we believe we are well positioned for a strong second half of the year as key revenue channels return to positive growth if a more normalized business environment emerges.”

COVID-19: The company recently announced that it has been granted an Emergency Use Authorization (EUA) by the FDA to facilitate the study and clinical use of gammaCoreTM CV for the acute treatment of asthma exacerbations in known or suspected COVID-19 patients. The EUA is supported by data from early clinical and non-clinical work in several pilot studies that involved patients with a variety of respiratory disorders.

Additionally, two investigator-initiated clinical trials (IITs) of gammaCore™ in COVID-19 patients continue to enroll subjects – one at Hospital Clínico Universitario de Valencia in Valencia, Spain (SAVIOR 1) and the other at Allegheny Medical Center in Pittsburgh (SAVIOR 2). These trials are designed to study the potential for gammaCore™ (nVNS) to treat the respiratory symptoms and underlying inflammation affecting COVID-19 patients. Both trials continue to enroll patients and are largely funded by third party grants. Data will be reported as they become available. Additional U.S. investigator-initiated COVID-19 trials are under consideration.

Federal Supply Schedule: During the second quarter of 2020, 67 Department of Veterans Affairs (VA) and Department of Defense (DoD) military treatment facilities purchased gammaCore™ products as compared to 64 during the first quarter of 2020, 54 during the fourth quarter of 2019, 48 during the third quarter of 2019 and 35 during the second quarter of 2019. Also, during the second quarter of 2020, the company shipped approximately 988 paid months of therapy pursuant to VA and DoD originating prescriptions, compared to 1,084 paid months of therapy during the first quarter of 2020, 829 during the fourth quarter of 2019, 553 during the third quarter of 2019 and 233 during the second quarter of 2019.

As the company indicated in its earnings announcement in May 2020, in light of the ongoing pandemic, the company’s ability to visit hospitals and doctors has been limited, and according to VA officials, some 5.7 million appointments with VA providers were cancelled between February and April. Partly offsetting this is the VA’s advanced telehealth capabilities, which have increased almost tenfold from 2,500 daily sessions in early March to nearly 25,000 current daily sessions , according to the Federal News Network. gammaCore™ can be prescribed easily during a telehealth consult and delivered directly to the patient’s home, and this has allowed us to navigate through the crisis with only a modest sequential reduction in paid months of therapy. In light of these recent challenges, the trajectory of this business channel remains difficult to forecast into the remainder of the year. We believe, however, that our performance during the second quarter represents a strong leading indicator and gives us conviction that this important channel will rebound strongly when and if the pandemic subsides.

Outside of the U.S.: During the second quarter of 2020, electroCore shipped approximately 938 paid months of therapy outside of the United States, as compared to 1,008 during the first quarter of 2020, 961 during the fourth quarter of 2019 and 828 during the third quarter of 2019. The modest sequential decline was driven by COVID-19 related disruptions and discontinued operations in Germany.

Commercial: The inventory placed in the commercial channel during 2019 has been fully dispensed by our specialty pharmacy partner. As a result, the company shipped a small replenishment order in June. The company expects further contribution from replenishment orders in coming quarters.

Clinical: As previously disclosed, electroCore recently made the decision to terminate the PREMIUM 2 clinical trial. There are currently no company-funded trials ongoing, but as previously indicated, multiple IITs are active and more are under consideration. In addition to COVID-19/reactive airway disease, gammaCore™ IITs are progressing in stroke, subarachnoid hemorrhage and Sjogren’s syndrome.

Financial Guidance:

electroCore today announced the following preliminary unaudited financial guidance for the second quarter of 2020:

Q2 2020 revenue: The company expects second quarter 2020 total revenue to be approximately $730,000 to $750,000, as compared to first quarter 2020 total revenue of $734,000.

Q2 2020 cash used in operations: During the second quarter, electroCore used approximately $5.5 million to fund its operations, not including $1.1 million received in connection with its sale of New Jersey net operating losses, as compared to $8.4 million in the first quarter of 2020 and $9.4 million in the fourth quarter of 2019.

June 30, 2020 cash: The company ended the first quarter of 2020 with approximately $18.9 million of cash, cash equivalents and marketable securities.

About electroCore, Inc.

electroCore, Inc. is a commercial-stage bioelectronic medicine company dedicated to improving patient outcomes through its platform non-invasive vagus nerve stimulation therapy initially focused on the treatment of multiple conditions in neurology. The company’s current indications are for the preventative treatment of cluster headache and acute treatment of migraine and episodic cluster headache.

For more information, visit www.electrocore.com.

About gammaCoreTM

gammaCoreTM (nVNS) is the first non-invasive, hand-held medical therapy applied at the neck to treat migraine and cluster headache through the utilization of a mild electrical stimulation to the vagus nerve that passes through the skin. Designed as a portable, easy-to-use technology, gammaCore™ can be self-administered by patients, as needed, without the potential side effects associated with commonly prescribed drugs. When placed on a patient’s neck over the vagus nerve, gammaCore™ stimulates the nerve’s afferent fibers, which may lead to a reduction of pain in patients.

gammaCore™ is FDA cleared in the United States for adjunctive use for the preventive treatment of cluster headache in adult patients, the acute treatment of pain associated with episodic cluster headache in adult patients, the acute treatment of pain associated with migraine headache in adult patients and the prevention of migraine in adult patients. gammaCore™ is CE-marked in the European Union for the acute and/or prophylactic treatment of primary headache (Migraine, Cluster Headache, Trigeminal Autonomic Cephalalgias and Hemicrania Continua), Bronchoconstriction and Medication Overuse Headache in adults.

•	Safety and efficacy of gammaCore™ have not been evaluated in the following patients:

o	Patients diagnosed with narrowing of the arteries (carotid atherosclerosis)

o	Patients who have had surgery to cut the vagus nerve in the neck (cervical vagotomy)

o	Pediatric patients

o	Pregnant women

o	Patients with clinically significant hypertension, hypotension, bradycardia, or tachycardia

•	Patients should not use gammaCore™ if they:

o	Have an active implantable medical device, such as a pacemaker, hearing aid implant, or any implanted electronic device

o	Have a metallic device such as a stent, bone plate, or bone screw implanted at or near their neck; or

o	Are using another device at the same time (e.g., TENS Unit, muscle stimulator) or any portable electronic device (e.g., mobile phone).

In the U.S., the FDA has not cleared gammaCore™ for the treatment of pneumonia and/or respiratory disorders such as acute respiratory stress disorder associated with COVID-19.

Please refer to the gammaCore™ Instructions for Use for all of the important warnings and precautions before using or prescribing this product available at www.gammacore.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore’s expectations for revenue and cash used in operations during the second quarter of 2020, its expectations for full year 2020 and its expectations for future performance, as well as electroCore's business prospects and clinical and product development plans, its pipeline or potential markets for its technologies, the timing, outcome and impact of regulatory, clinical and commercial developments including potential human trials for the study of nVNS in COVID-19 patients in Spain, the U.S., or elsewhere, the business, operating or financial impact of such studies, and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "believes," "intends," other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, competition in the industry in which electroCore operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Investors:

Hans Vitzthum
LifeSci Advisors
617-430-7578
hans@lifesciadvisors.com

or

Media Contact:

Jackie Dorsky
electroCore, Inc.
973-290-0097
jackie.dorsky@electrocore.com

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